Exhibit 21.1

                         Subsidiaries of the Registrant
                         ------------------------------

Name:  Ramtron K.K.
Incorporated in Japan
Doing Business as:  Ramtron K.K.

Name:  Ramtron LLC
Organized in the State of Colorado
Doing Business as:  Ramtron LLC

Name:  Ramtron Canada Inc.
Incorporated in Canada
Doing Business as:  Ramtron Canada Inc.


                                    Page-1